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Exhibit 5.1


                                 March 30, 2004


RealNetworks, Inc.
2601 Elliott Avenue
Seattle, Washington 98121

     RE:        REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about March 30, 2004 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,383,312 shares of your Common Stock (the "Shares"). All of the Shares are issued and outstanding, and we understand that the Shares are to be sold from time to time by the selling shareholders named in the Registration Statement (the "Selling Shareholders") as described in the Registration Statement.

     In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the articles of incorporation and bylaws of the Company as amended and now in effect, proceedings of the board of directors of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render this opinion. As legal counsel for RealNetworks, Inc., we have examined the proceedings taken by you in connection with the sale of the Shares by the Selling Shareholders in the manner set forth in the Registration Statement in the Section entitled "Plan of Distribution."

     In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are members of the Bar of the State of Washington, and we do not express any opinion herein concerning any law other than the laws of the State of Washington and the federal law of the United States of America. This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. In addition, in rendering this opinion, we assume no obligation to revise or supplement this opinion should the present aforementioned laws of the State of Washington or federal laws of the United States of America be changed by legislative action, judicial decision or otherwise.

     Based on and subject to the foregoing, it is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                        Very truly yours,


                                        /s/ WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation